Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by YRC Worldwide Inc. (the “Company”) in connection with the offering and sale of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-190079), as supplemented by a prospectus supplement dated December 3, 2013. All expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$47,740
FINRA filing fee	53,000
Printing expense	20,000
Accounting fees and expense	250,000
Legal fees and expense	250,000
Trustee’s fees and expenses	0
Miscellaneous expenses	50,000

Total	$670,740